AmTrust Financial Services, Inc. Reports Second Quarter 2016 Net Income Per Diluted Share(2) of $0.78 and Operating Earnings Per Diluted Share(1)(2) of $0.81
Book Value Per Common Share(2) of $15.10, Up 26% Since June 30, 2015
Financial Highlights
Second Quarter 2016

•	Gross written premium of $2.07 billion, up 23.5% compared to $1.68 billion in the second quarter 2015

•	Net earned premium of $1.18 billion, up 22.0% from $0.97 billion in the second quarter 2015

•	Net income attributable to common stockholders of $134.8 million compared to $70.7 million in the second quarter 2015

•	Operating earnings(1) of $140.3 million compared to $130.5 million in the second quarter 2015

•	Diluted EPS(2) of $0.78 compared to $0.42 in the second quarter 2015

•	Operating diluted EPS(1)(2) of $0.81 compared to $0.78 in the second quarter 2015

•	Annualized return on common equity of 21.1% and annualized operating return on common equity(1) of 21.9%

•	Service and fee income of $138.3 million, up 28% from $107.7 million in the second quarter 2015

•	Combined ratio of 91.7% compared to 90.5% in the second quarter 2015

•	Weighted average diluted shares outstanding(2) of 173.0 million, up 3% compared to 168.1 million in the second quarter 2015

•	Repurchased 3.58 million common shares at a weighted average price of $24.82 per share

Year-to-Date 2016

•	Gross written premium of $4.01 billion, up 17.5% compared to $3.41 billion YTD 2015

•	Net earned premium of $2.26 billion, up 17.6% from $1.92 billion YTD 2015

•	Net income attributable to common stockholders of $235.0 million compared to $225.4 million YTD 2015

•	Operating earnings(1) of $276.9 million compared to $251.9 million in YTD 2015

•	Diluted EPS(2) of $1.34 compared to $1.35 YTD 2015

•	Operating diluted EPS(1)(2) of $1.58 compared to $1.50 YTD 2015

•	Annualized return on common equity of 18.7% and annualized operating return on common equity(1) of 22.0%

•	Service and fee income of $282.5 million, up 28.0% from $220.6 million YTD 2015

•	Combined ratio of 91.4% compared to 89.8% in YTD 2015

•	Weighted average diluted shares outstanding(2) of 175.2 million, up 5% compared to 167.1 million in the second quarter 2015

•	Book value per common share(2) of $15.10, up 26% from $12.02 at June 30, 2015

•	AmTrust's stockholders' equity was $3.23 billion as of June 30, 2016, up 11.1% compared to $2.91 billion as of December 31, 2015

•	Repurchased 5.85 million common shares at a weighted average price of $24.72 per shares, year to date through July 27, 2016

NEW YORK, August 2, 2016 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) (" the Company" or "AmTrust") today announced second quarter 2016 net income attributable to common stockholders was $134.8 million, or $0.78 per diluted share(2), compared to $70.7 million, or $0.42 per diluted share(2), in the second quarter 2015. For the second quarter 2016, operating earnings(1) was $140.3 million, or $0.81 per diluted share(2), compared to $130.5 million, or $0.78 per diluted share(2), in the second quarter of 2015. Annualized return on common equity was 21.1% for the second quarter of 2016 compared to 14.3% for the second quarter of 2015. Second quarter 2016 annualized operating return on common equity(1) was 21.9% compared to 26.3% in the second quarter 2015.
Second Quarter 2016 Results
Total revenue was $1.39 billion, an increase of $0.28 billion, or 25%, from $1.11 billion in the second quarter 2015. Gross written premium was $2.07 billion, an increase of $0.39 billion, or 24%, from $1.68 billion in the second quarter of 2015. Net written premium was $1.27 billion, an increase of $0.26 billion, or 26%, compared to $1.01 billion in the second quarter 2015. Net earned premium was $1.18 billion, an increase of $0.21 billion, or 22%, from $0.97 billion in the second quarter 2015. The combined ratio was 91.7% compared to 90.5% in second quarter 2015.
Total service and fee income of $138.3 million increased $30.5 million, or 28%, from $107.7 million in the second quarter of 2015 and included $21.6 million from related parties in the second quarter 2016 compared to $21.3 million in the second quarter 2015.
Net investment income, excluding net realized gains and losses, totaled $50.7 million, an increase of 40% from $36.3 million in the second quarter of 2015. In addition, second quarter 2016 results included net realized investment gains of $15.1 million, or $9.8 million after-tax, on certain fixed income and equity investments compared with net realized investment loss of $2.6 million, or $1.7 million after-tax, in the second quarter of 2015.
Loss and loss adjustment expense totaled $784.4 million in the second quarter 2016, compared to $638.5 million in the second quarter 2015, and resulted in a loss ratio of 66.4% compared with 65.9% for the second quarter 2015.
Acquisition costs and other underwriting expense of $298.8 million increased $60.1 million from $238.7 million for the second quarter 2015. The expense ratio was 25.3% compared to 24.6% for the second quarter 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $144.0 million, up 11% from $129.2 million in the second quarter 2015.
Other expense of $133.0 million increased $34.8 million, or 36%, from $98.1 million in the second quarter 2015.
The effective tax rate was 15.9%, compared to 5.5% in the second quarter of 2015.
During the second quarter of 2016, the Company repurchased 3.58 million of its common shares at a weighted average price of $24.82 per share.
Year-to-Date 2016 Results
Total revenue was $2.66 billion, an increase of $0.44 billion, or 19.7%, from $2.22 billion YTD 2015. Gross written premium was $4.01 billion, an increase of $0.60 billion, or 17.5%, from $3.41 billion YTD 2015. Net written premium was $2.5 billion, an increase of $0.44 billion, or 21.3%, from $2.05 billion from YTD 2015. Net earned premium of $2.26 billion increased $337.7 million, or 17.6%, from $1.92 billion YTD 2015. The combined ratio was 91.4% compared to 89.8% YTD 2015.
Total service and fee income of $282.5 million increased $61.85 million, or 28.0%, from $220.6 million YTD 2015 and included $41.8 million from related parties in the first six months 2016 compared with $38.7 million YTD 2015.
Investment income, excluding net realized gains and losses, totaled $100.2 million, an increase of 41.4% from $70.9 million YTD 2015. In addition, YTD 2016 results included net realized investment gains of $23.1 million, or $15.0 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $13.0 million, or $8.5 million after-tax, in the same period in 2015.
Loss and loss adjustment expense totaled $1.50 billion YTD 2016, compared to $1.25 billion YTD 2015, and resulted in a loss ratio of 66.5% compared with 65.3% for the same period in 2015.
Acquisition costs and other underwriting expense of $563.4 million increased $93.1 million from $470.4 million YTD 2015. The expense ratio was 24.9%, an increase from 24.5% YTD 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $282.3 million, up 14% from $247.9 million in YTD 2015.
Other expense of $261.2 million increased $64.6 million, or 33%, from $196.6 million YTD 2015.
The effective tax rate was 17.9%, compared to 17.9% from YTD 2015.

Total assets of approximately $21 billion as of June 30, 2016 increased approximately $4 billion, or 23%, from approximately $17 billion at December 31, 2015. Total cash, cash equivalents and investments of $9.04 billion increased $1.84 billion, or 26%, from $7.20 billion as of December 31, 2015. AmTrust's stockholder's equity of $3.23 billion increased 11% from $2.91 billion at December 31, 2015.
Through July 27, 2016, the Company has repurchased 5.85 million of its common shares at a weighted average price of $24.72 per share.
As of June 30, 2016, the Company's debt-to-capitalization ratio was 27.8%, compared with 25.8% as of December 31, 2015.
During the three months ended June 30, 2016, the Board of Directors declared cash dividends totaling $0.15 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484380

Conference Call:
On August 2, 2016 at 10:00 AM ET, Chairman, President & CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 48118214
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, August 2, 2016 through Tuesday, August 9, 2016 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 48118214, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holdings Corp., or ACP Re, Ltd., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

SVP Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
(646) 458-7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gross written premium	$2,073,112	$1,678,389	$4,006,186	$3,409,525

Net written premium	$1,268,436	$1,008,721	$2,489,115	$2,051,910
Change in unearned premium	(86,684)	(39,751)	(233,081)	(133,563)
Net earned premium	1,181,752	968,970	2,256,034	1,918,347

Service and fee income	138,270	107,737	282,471	220,623
Net investment income	50,745	36,283	100,160	70,856
Net realized and unrealized gain (loss) on investments	15,099	(2,642)	23,074	13,011
Other revenue	204,114	141,378	405,705	304,490
Total revenue	1,385,866	1,110,348	2,661,739	2,222,837
Loss and loss adjustment expense	784,393	638,475	1,499,466	1,251,758
Acquisition costs and other underwriting expense	298,803	238,710	563,437	470,386
Other expense	132,970	98,130	261,156	196,587
Total expense	1,216,166	975,315	2,324,059	1,918,731
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	169,700	135,033	337,680	304,106
Other income (loss):
Interest expense	(19,738)	(9,646)	(37,438)	(19,901)
Loss on extinguishment of debt	—	—	—	(4,714)
Gain on life settlement contracts net of profit commission	12,676	3,096	23,406	14,469
Foreign currency loss	(26,435)	(47,320)	(62,108)	(7,366)
Gain on acquisition	39,097	—	48,775	—
Total other income (loss)	5,600	(53,870)	(27,365)	(17,512)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	175,300	81,163	310,315	286,594
Provision for income taxes	27,918	4,472	55,644	51,284
Equity in earnings of unconsolidated subsidiaries (related parties)	4,802	4,042	10,578	9,571
Net income	152,184	80,733	265,249	244,881
Redeemable non-controlling interest and non-controlling interest	(5,817)	(1,346)	(9,834)	(5,429)
Net income attributable to AmTrust stockholders	$146,367	$79,387	$255,415	$239,452
Dividends on preferred stock	(11,576)	(8,639)	(20,367)	(14,008)
Net income attributable to AmTrust common stockholders	$134,791	$70,748	$235,048	$225,444
Operating earnings(1) attributable to AmTrust common stockholders	$140,335	$130,518	$276,939	$251,944

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Earnings per common share:
Basic earnings per share (2)	$0.79	$0.43	$1.36	$1.38
Diluted earnings per share (2)	$0.78	$0.42	$1.34	$1.35
Operating diluted earnings per share (1)(2)	$0.81	$0.78	$1.58	$1.50
Weighted average number of basic shares outstanding (2)	171,160	164,716	173,334	163,494
Weighted average number of diluted shares outstanding (2)	173,025	168,068	175,215	167,116
Combined ratio	91.7%	90.5%	91.4%	89.8%
Return on equity	21.1%	14.3%	18.7%	24.2%
Operating return on equity (1)	21.9%	26.3%	22.0%	27.1%
Reconciliation of net realized gain (loss):
Other-than-temporary investment impairments	$(16,956)	$(1,466)	$(16,956)	$(2,482)
Impairments recognized in other comprehensive income	—	—	—	—
	(16,956)	(1,466)	(16,956)	(2,482)
Net realized gain (loss) on sale of investments	32,055	(1,176)	40,030	15,493
Net realized gain (loss)	$15,099	$(2,642)	$23,074	$13,011

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	June 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$9,036,079	$7,199,535
Premium receivables	2,562,165	2,115,653
Goodwill and intangible assets	999,251	800,045
Loss and loss adjustment expense reserves	9,097,408	7,208,367
Unearned premium	4,819,255	4,014,728
Trust preferred securities	214,748	118,226
Convertible senior notes	168,435	165,361
6.125% Senior notes	248,048	247,911
7.25% Subordinated Notes due 2055	145,140	145,078
7.50% Subordinated Notes due 2055	130,628	130,572
5.75% Note Payable	104,685	—
Preferred stock	626,250	482,500
AmTrust's stockholders' equity	3,230,685	2,909,060
Book value per common share (2)	$15.10	$13.79

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$134,791	$70,748	$235,048	$225,444
Less: Net realized gain (loss) on investments net of tax	9,814	(1,717)	14,998	8,457
Non-cash amortization of intangible assets	(12,798)	(9,282)	(23,410)	(19,872)
Non-cash interest on convertible senior notes net of tax	(1,538)	(1,451)	(3,075)	(3,005)
Loss on extinguishment of debt	—	—	—	(4,714)
Foreign currency transaction loss	(26,435)	(47,320)	(62,108)	(7,366)
Acquisition gain net of tax	25,413	—	31,704	—
Operating earnings (1) attributable to AmTrust common stockholders	$140,335	$130,518	$276,939	$251,944
Reconciliation of diluted earnings per share to diluted operating earnings per share (1)(2):
Diluted earnings per share	$0.78	$0.42	$1.34	$1.35
Less: Net realized gain (loss) on investments net of tax	0.05	(0.01)	0.09	0.05
Non-cash amortization of intangible assets	(0.07)	(0.06)	(0.13)	(0.11)
Non-cash interest on convertible senior notes net of tax	(0.01)	(0.01)	(0.02)	(0.02)
Loss on extinguishment of debt	—	—	—	(0.03)
Foreign currency transaction loss	(0.14)	(0.28)	(0.36)	(0.04)
Acquisition gain net of tax	0.14	—	0.18	—
Operating diluted earnings per share (1)(2)	$0.81	$0.78	$1.58	$1.50
Reconciliation of return on common equity to operating return on common equity: (1)
Return on common equity	21.1%	14.3%	18.7%	24.2%
Less: Net realized gain (loss) on investments net of tax	1.4%	(0.3)%	1.2%	0.9%
Non-cash amortization of intangible assets	(1.9)%	(1.9)%	(1.9)%	(2.3)%
Non-cash interest on convertible senior notes net of tax	(0.2)%	(0.3)%	(0.2)%	(0.3)%
Loss on extinguishment of debt net of tax	—%	—%	—%	(0.5)%
Foreign currency transaction loss	(3.8)%	(9.5)%	(4.9)%	(0.7)%
Acquisition gain net of tax	3.7%	—%	2.5%	—%
Operating return on common equity (1)	21.9%	26.3%	22.0%	27.1%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), and acquisition gain, net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
On February 2, 2016, the Company's stock split on a two-for-one basis. As a result, the Company retrospectively adjusted all share and per share amounts in 2015 to reflect the impact of the stock split.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gross written premium
Small Commercial Business	$1,060,558	$875,829	$2,126,690	$1,776,948
Specialty Risk and Extended Warranty	651,561	479,863	1,181,007	950,733
Specialty Program	360,993	322,697	698,489	681,844
	$2,073,112	$1,678,389	$4,006,186	$3,409,525
Net written premium
Small Commercial Business	$601,638	$517,392	$1,226,166	$1,040,632
Specialty Risk and Extended Warranty	447,061	306,784	784,894	594,473
Specialty Program	219,737	184,545	478,055	416,805
	$1,268,436	$1,008,721	$2,489,115	$2,051,910
Net earned premium
Small Commercial Business	$572,978	$483,059	$1,077,072	$907,050
Specialty Risk and Extended Warranty	357,884	283,968	679,725	613,099
Specialty Program	250,890	201,943	499,237	398,198
	$1,181,752	$968,970	$2,256,034	$1,918,347
Loss Ratio:
Small Commercial Business	66.8%	65.1%	66.4%	64.9%
Specialty Risk and Extended Warranty	64.6%	65.3%	65.1%	64.3%
Specialty Program	67.8%	68.7%	68.4%	67.6%
Total	66.4%	65.9%	66.5%	65.3%
Expense Ratio:
Small Commercial Business	26.2%	25.8%	26.1%	25.8%
Specialty Risk and Extended Warranty	22.1%	20.2%	21.8%	20.8%
Specialty Program	27.9%	28.1%	27.0%	27.2%
Total	25.3%	24.6%	24.9%	24.5%
Combined Ratio:
Small Commercial Business	93.0%	90.9%	92.5%	90.7%
Specialty Risk and Extended Warranty	86.7%	85.5%	86.9%	85.1%
Specialty Program	95.7%	96.8%	95.4%	94.8%
Total	91.7%	90.5%	91.4%	89.8%